Exhibit 107

Calculation of Filing Fee Tables

Form S-1

Vitro Biopharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security	Security Class	Fee Calculation		Amount	Maximum	Maximum Aggregate	Fee	Amount of Registration
	Type	Title	Rule		Registered(1)	Offering Price	Offering(1)	Rate	Fee
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457	(o)	1,000,000	$6.00	$6,000,000	0.00014760	$885.60
Fees to Be Paid	Equity	Overallotment Option Shares of Common Stock(2)	457	(o)	150,000	$6.00	$900,000	0.00014760	$132.84
Fees to Be Paid	Equity	Representative Warrants(3)	457	(g)	—	—	—	—	—	(3)
Fees to Be Paid	Equity	Common Stock underlying Representative Warrants(4)	457	(o)	57,500	$6.30	$362,250	0.00014760	$53.47
Fees to Be Paid	Equity	Selling Stockholder Warrants(3)	457	(g)	—	—	—	—	—	(3)
Fees to Be Paid	Equity	Common Stock underlying Selling Stockholder Warrants(5)	457	(o)	118,750	$16.25	$1,929,687.50	0.00014760	$284.82
Fees to Be Paid	Equity	Common Stock underlying Selling Stockholder Warrants(6)	457	(o)	500,000	$6.00	$3,000,000	0.00014760	$442.80
Fees to Be Paid	Equity	Common Stock issued to Consultant(7)	457	(o)	30,000	$6.00	$180,000	0.00014760	$26.57
Fees to Be Paid	Equity	Common Stock held by Selling Stockholders(8)	457	(o)	866,250	$6.00	$5,197,500	0.00014760	$767.15
Fees to Be Paid	Equity	Selling Stockholder Pre-Funded Warrants(3)	457	(g)	—	—	—	—	—	(3)
Fees to Be Paid	Equity	Common Stock underlying Selling Stockholder Pre-Funded Warrants(9)	457	(o)	1,060,000	$6.00	$6,360,000	0.00014760	$938.74
		Total Offering Amounts					$23,929,438	0.00014760	$3,531.99
		Total Fees Previously Paid							-
		Total Fee Offsets							-
		Net Fee Due							$3,531.99

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of common stock as may be issued or issuable because of stock splits, stock dividends and similar transactions.
(2)	Represents 15% of additional shares of common stock related to the exercise in full of the over-allotment option by the underwriters.
(3)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.
(4)	Represents shares of common stock underlying the warrants issuable to the representative of the underwriters to purchase up to an aggregate of 5.0% of the common stock sold in the offering at an exercise price equal to 105% of the initial public offering price per security.
(5)	Represents shares of common stock underlying the warrants issuable to the selling stockholders in connection with the conversion of certain convertible notes immediately prior to the closing of the initial public offering at an exercise price equal to $16.25 per share.
(6)	Represents shares of common stock underlying the warrants issuable to the selling stockholders in connection with the conversion of certain convertible notes immediately prior to the closing of the initial public offering at an exercise price equal to 100% of the initial public offering price per security.
(7)	Represents shares of common stock previously issued to a consultant.
(8)	Represents shares of common stock held by the selling stockholders, including shares of common stock issued to the applicable selling stockholders in connection with the conversion of certain convertible notes immediately prior to the closing of the public offering.
(9)	Represents shares of common stock underlying pre-funded warrants which have an exercise price equal to $0.01 per share.